------
FORM 4                                                                                                          OMB APPROVAL
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION                 ----------------------------
[ ] Check this box if no longer                         WASHINGTON, DC 20549                            OMB NUMBER:        3235-0287
    subject to Section 16. Form                                                                         EXPIRES:   DECEMBER 31, 2001
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 ESTIMATED AVERAGE BURDEN
    continue. See Instruction 1(b).                                                                     HOURS PER RESPONSE.......0.5
                                                                                                        ----------------------------

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Response)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person(*)2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person(s)
Hollinger Inc.                           |                                                 |      to Issuer (Check all applicable)
(See Schedule I for additional reporting | Hollinger International Inc. (HLR)              |
persons)                                 |                                                 |           Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS or Social       |  4. Statement for       |           Officer (give title below)
                                         |   Security Number     |     Month/Year          |     -----
                                         |   of Reporting Person |                         |           Other (specify below)
Hollinger International Inc.             |   (Voluntary)         |                         |     -----             (1)
401 North Wabash Avenue Suite 740        |                       |     April 2002          |              ---------------------
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        |    Form filed by One Reporting Person
Chicago        Illinois          60611   |                       |                         | --
-----------------------------------------|-------------------------------------------------| X  Form filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
------------------------------------------------------------------------------------------------------------------------------------
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Class A Common Stock                  |     (2)      |   X   |       | 46,000 |  D   |   (3)    |     (4)     |   (5)    |   (5)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
                              IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                              VALID OMB CONTROL NUMBER.                                                              SEC 1474 (3/99)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Series II Preference    |             |          |       |    |        |         |       |        |        |           |
Shares                  |     (3)     |   (2)    |   X   |    |        |100,000  | (6)   |        |  (7)   |   (8)     |    (9)
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
     (10)         |          (10)          |             (10)
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
EXPLANATION OF RESPONSES:
See Schedule I attached hereto.




** Intentional misstatements or omissions of facts                                         HOLLINGER INC.               May 9, 2002
   constitute Federal Criminal Violations.                                             By: /s/ Charles G. Cowan         -----------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                       --------------------------------         Date
                                                                                   ** Signature of Reporting Person
                                                                                            Charles G. Cowan
                                                                                      Vice-President and Secretary



Note:    File three copies of this Form, one of which must be manually signed.
         If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                                                             Page 2
                                                                                                                     SEC 1474 (3/99)
                                                                                                                              438419

** Intentional misstatements or omissions of facts                                 THE RAVELSTON CORPORATION LIMITED    May 9, 2002
   constitute Federal Criminal Violations.                                                                              -----------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                           By: /s/ Charles G. Cowan             Date
                                                                                   -------------------------------
                                                                                   **Signature of Reporting Person
                                                                                           Charles G. Cowan
                                                                                     Vice-President and Secretary


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                                                             Page 3
                                                                                                                     SEC 1474 (3/99)
                                                                                                                              438419

** Intentional misstatements or omissions of facts                                        /s/ Conrad M. Black            May 9, 2002
   constitute Federal Criminal Violations.                                         ------------------------------------- -----------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                          **Signature of Reporting Person        Date
                                                                                       The Lord Black of Crossharbour
                                                                                               PC(C), OC, KCSG


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                                                             Page 4
                                                                                                                     SEC 1474 (3/99)
                                                                                                                              438419

** Intentional misstatements or omissions of facts                                       /s/ Barbara Amiel Black         May 9, 2002
   constitute Federal Criminal Violations.                                         ------------------------------------- -----------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                         ** Signature of Reporting Person        Date
                                                                                             Barbara Amiel Black


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                                                             Page 5
                                                                                                                     SEC 1474 (3/99)
                                                                                                                              438419

                                   SCHEDULE I
                           Explanatory Notes to Form 4


Name and Address of Reporting Person:
        Hollinger Inc. ("HI")
        c/o Hollinger International Inc.
        401 North Wabash Avenue, Suite 740
        Chicago, Illinois 60611

Issuer Name and Ticker or Trading Symbol:
        Hollinger International Inc./HLR

Statement for Month/Year
        April 2002

Additional Reporting Persons:

        The Ravelston Corporation Limited ("Ravelston")
        c/o Hollinger International Inc.
        401 North Wabash Avenue, Suite 740
        Chicago, Illinois 60611
        Relationship to Issuer: 10% Owner

        The Lord Black of Crossharbour PC(C), OC, KCSG ("CMB")
        c/o Hollinger International Inc.
        401 North Wabash Avenue
        Chicago, Illinois 60611
        Relationship to Issuer: Director, Officer and 10% Owner

        Barbara Amiel Black ("Amiel")
        c/o Hollinger International Inc.
        401 North Wabash Avenue
        Chicago, Illinois 60611
        Relationship to Issuer: Director, Officer and 10% Owner
                                via spouse CMB

Explanations:

(1)     (i)     For HI:           10% Owner
        (ii)    For Ravelston:    10% Owner
        (iii)   For CMB:          Director, Officer (Chairman, President
                                  and Chief Executive Officer) and 10% Owner

        (iv)     For Amiel:       Director and Officer (Vice President)
                                  and 10% owner via spouse CMB.

(2) The disposition of shares of the Company's Class A Common Stock ("Class A Common Shares") occurred on April 23, 2002 (with respect to an aggregate of 46,000 Class A Common Shares) in connection with the retraction of Series II Preference Shares ("Series II Shares") issued by HI, the Issuer's parent corporation.

(3)     The consideration given for the exchange of each Series II Share was
        0.46 of a Class A Common Share.

(4)     (i)      For HI:          13,695,831 Class A Common Shares held directly
                                  by HI and indirectly via its wholly owned subsidiary 504468 N.B. Inc.

        (ii)     For Ravelston:   13,695,831 Class A Common Shares indirectly
                                  via its control over HI

        (iii)    For CMB:         13,695,831 Class A Common Shares via his
                                  control over Ravelston, which controls HI, 600
                                  Class A Common Shares directly, 9,600 Class A
                                  Common Shares indirectly via Conrad Black
                                  Capital Corporation, 50 Class A Common Shares indirectly via son, and 500 Class A Common
                                  Shares indirectly via spouse. CMB disclaims beneficial ownership of his son's and spouse's securities and this report shall not be deemed an admission that he is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.

        (iv)     For Amiel.       13,695,831 Class A Common Shares via spouse's
                                  control over Ravelston, 500 Class A Common
                                  Shares directly, 9,600 Class A Common Shares indirectly via spouse's control over Conrad
                                  Black capital corporation, 50 Class A Common
                                  Shares indirectly via spouse's son, and 600
                                  Class A Common Shares indirectly via spouse.
                                  Amiel disclaims beneficial ownership of her spouse's and her spouse's son's securities and this report shall not be deemed an admission that he is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(5)     (I)      For HI:          Directly.

        (ii)     For Ravelston:   Indirectly, via its control of HI.

        (iii)    For CMB:         Directly and indirectly, via his control of
                                  Ravelston, which controls HI.

        (iv)     For Amiel:       Directly and indirectly via her spouse, CMB,
                                  and his control of Ravelston, which controls
                                  HI.

(6)     Immediately.

(7)     Class A Common Stock of the Issuer.

(8)     46,000

(9) The Series II Shares were originally issued in 1997 and 1998 in exchange for Equity Units of Hollinger Inc. and for Series I Non-Voting Preference Shares of Hollinger Inc., respectively, at a stated value of [Cdn.] $10.00 per share.

(10)    (i)      For HI:          5,255,979 Series II Shares remain outstanding,
                                  resulting in a put equivalent position with respect to 2,417,750 Class A Common Shares.

        (ii)     For Ravelston:   66,963 Series II Shares directly, resulting in
                                  a call equivalent position with respect to 30,679 Class A Common Shares. Via its control of HI, Ravelston indirectly beneficially owns
                                  HI's position in the Series II Shares.

        (iii)    For CMB:         1,611,039 Series II Shares directly, resulting
                                  in a call equivalent position with respect to 741,077 Class A Common Shares. Via his control of Ravelston (and its control of HI), CMB indirectly beneficially owns Ravelston's and
                                  HI's positions in the Series II Shares.